Exhibit 99.1

    Contango Announces Production Test Results at its Mary Rose #1 Discovery
                             and Updates Operations

     HOUSTON--(BUSINESS WIRE)--Nov. 6, 2007--Contango Oil & Gas Company (AMEX:MCF) announced today that its Mary Rose #1 well in Louisiana state waters at State Lease No. 18640 has been successfully completed and production tested at a rate of approximately 25 million cubic feet equivalent per day ("Mmcfe/d"). The Company's net revenue interest in Mary Rose #1 is approximately 28%, inclusive of its 42.7% investment in Republic Exploration LLC ("REX").

     The Mary Rose #1 well is expected to begin producing in the spring of 2008 to a platform to be set at Eugene Island 11 that is currently under construction. Platform and pipeline installation are expected to begin in February 2008. The platform and pipeline have been designed with a capacity of 300 million cubic feet per day ("Mmcf/d") and 6,000 barrels of oil per day ("Bbls/d"). We are currently building the pad for the Mary Rose #2 well and expect to begin drilling in December 2007. Our plan is to have both the Mary Rose #1 and #2 wells ready to flow to our Eugene Island 11 platform facility upon its completion.

     The Company's Dutch #3 well began production last week and is currently producing at a rate of approximately 23.0 Mmcfe/d (approximately 7.0 Mmcfe/d net to Contango). Combined with our Dutch #1 and Dutch #2 wells, total production from our three Eugene Island 10 Dutch wells is approximately 75.0 Mmcfe/d (approximately 23.0 Mmcfe/d net to Contango). Our three Dutch wells flow to a platform at Eugene Island 24, which is owned and operated by a third party. This platform is undergoing facility upgrades that are anticipated to permit us to increase the 8/8ths platform production capacity available to Contango and its partners for the Dutch #1, #2 and #3 wells to 100 Mmcf/d and 2,000 Bbls/d, beginning in December 2007.

     In our Arkansas Fayetteville Shale play, we and our partner, Alta Resources LLC ("Alta") have recently fracture stimulated the Alta-Deltic #1-8H and the Alta-Deltic 2-8H wells. These two wells are the first Alta operated wells in our Eastern core area and are now flowing to sales at 2.4 Mmcf/d and 2.2 Mmcf/d, respectively, for a combined rate of 4.6 Mmcf/d (approximately 1.9 Mmcf/d net to Contango). This brings the total number of Alta operated producing wells up to
12. The 8/8ths production rate for the other producing 10 Alta wells is approximately 10 Mmcf/d (approximately 3.9 Mmcf/d net to Contango). Additionally, we have been integrated by a third party independent oil and gas exploration company into 152 wells as of October 31, 2007 (the "Integrated Wells"). Of these 152 Integrated Wells, 89 are producing. The 8/8ths production rate for 85 of these 89 producing Integrated Wells was approximately 65.9 Mmcf/d as of October 31, 2007 (approximately 3.3 Mmcf/d net to Contango). Production data for the remaining four Integrated Wells is not available. The remaining 63 Integrated Wells are either currently being drilled or are expected to be drilled over the next several months.

     Kenneth R. Peak, the Company's Chairman and Chief Executive Officer, said, "Our capital expenditure budget for the fiscal year ending June 30, 2008 projects that we will invest $30.0 million in our Gulf of Mexico operations and $25.6 million in our Fayetteville Shale development play. For the three months ended September 30, 2007, we invested $5.5 million and $8.5 million in our Gulf of Mexico and Fayetteville Shale operations, respectively. Depending on rig availability, weather and other constraints, we may decide to accelerate our capital expenditures in our Gulf of Mexico operations. Contango has a $30.0 million line of credit available with no debt currently outstanding under this line. However, we project we will need to borrow under this line in the next 30 to 60 days."

     Contango is a Houston-based, independent natural gas and oil company. The Company's core business is to explore, develop, produce and acquire natural gas and oil properties primarily offshore in the Gulf of Mexico and onshore in the Arkansas Fayetteville Shale. The Company also owns a 10% interest in a limited partnership formed to develop an LNG receiving terminal in Freeport, Texas, and holds investments in companies focused on commercializing environmentally preferred energy technologies. Additional information can be found on our web page at www.contango.com.

     This press release contains forward-looking statements that involve risks and uncertainties, and actual events or results may differ materially from Contango's expectations. The statements reflect Contango's current views with respect to future events that involve risks and uncertainties, including those related to successful negotiations with other parties, oil and gas exploration risks, price volatility, production levels, closing of transactions, capital availability, operational and other risks, uncertainties and factors described from time to time in Contango's publicly available reports filed with the Securities and Exchange Commission.


     CONTACT: Contango Oil & Gas Company, Houston
              Kenneth R. Peak, 713-960-1901
              www.contango.com